CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR
 WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [*], [**], OR [***].
   MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                   COMMISSION.


                            MASTER SERVICES AGREEMENT

                                     BETWEEN

                         WORLDPORT COMMUNICATIONS, INC.

                                       AND

                              NORTHERN TELECOM INC.



                                TABLE OF CONTENTS


ARTICLES:
Article 1 - Definitions
Article 2 - Scope of Agreement
Article 3 - Placement of Orders
Article 4 - Price and Payment
Article 5   Commencement of Services
Article 6 - Acceptance
Article 7 - Order Cancellation
Article 8   Intellectual Property Rights
Article 9 - Warranty
Article 10 - Liability for Bodily Injury, Property Damage and Patent
Infringement
Article 11 - Remedies and Limitation of Liability
Article 12 - Term and Termination
Article 13 - Confidentiality
Article 14 - Miscellaneous

EXHIBITS:
Exhibit A - Service Annexes



                            MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement"), effective as of the ____ day of ______, 1998, is entered into by and between WorldPort Communications, Inc. (hereinafter "Company"), a Delaware corporation with executive offices located at 1825 Barrett Boulevard, Atlanta, Georgia 30144, and Northern Telecom Inc. (hereinafter "Nortel"), a Delaware corporation with offices located at 2350 Lakeside Boulevard, Richardson, Texas 75082-4399.

WHEREAS, Company is engaged in providing communication services and products, and providing and maintaining public and private communication networks; and

WHEREAS, Nortel, in conjunction with Nortel Affiliates, is engaged in the design, development, manufacture and sale of various products and offers various services, which can be used in connection with the communication services, products and networks of Company; and

WHEREAS, Company wishes to be able to purchase various services from Nortel, and Nortel is willing to sell such services to Company, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa, and words of gender shall be held to include the other gender as the context requires.

     1.1 "Background IPR" shall mean any Intellectual Property Rights that are conceived, created, or developed by a party or its affiliates prior to, or independently of, any Services performed pursuant to this Agreement.

     1.2 "Commencement Date" shall mean the date, as agreed to by the parties, on which Nortel is to commence performance of Services ordered by Company pursuant to this Agreement.

     1.3 "Confidential Information" shall mean all information, including without limitation, specifications, drawings, documentation, designs, test results, programs, know-how, pricing information and market information, of every kind or description which may be disclosed by one party to the other party in connection with this


     Agreement; provided that, the disclosing party shall clearly mark all such information disclosed in writing as the confidential or proprietary property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential or proprietary nature of any such information at the time of such oral disclosure and shall provide a written summary (labeled as confidential or proprietary) of the orally disclosed information to the recipient within fifteen (15) business days following such disclosure.

     1.4 "Customized Service(s)" shall mean, individually and collectively, any Services other than Standard Services, including, without limitation, those Services described in Service Annex No. 2 of Exhibit A, if any.

      1.5 "Documentation" shall mean the documents which Nortel generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, as such documents may be amended from time to time.

     1.6 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date first identified above.

     1.7 "Foreground IPR" shall mean any Intellectual Property Rights that are conceived, created, or developed by a party or its affiliates in the course of performing Services pursuant to this Agreement.

     1.8 "Hardware" shall mean, individually and collectively, the Nortel equipment, which may be purchased by Company from Nortel from time to time.

     1.9 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation.

     1.10 "Intellectual Property Rights" shall mean any and all rights in any invention, discovery, improvement, utility model, copyright, industrial design or mask work right, and any and all rights of whatever nature in computer software and data, Confidential Information, trade secrets or know-how, and any and all intangible rights and privileges of a nature similar to any of the foregoing, in every case in any part of the world and whether or not registered, and shall include all rights in any applications and granted applications for any of the foregoing.

     1.11 "Nortel Affiliate" shall mean Nortel's parent corporation, Northern Telecom Limited and any corporation controlled directly or indirectly by Northern Telecom Limited through the ownership or control of shares or other securities in such corporation.

     1.12 "Order" shall mean a numerically controlled purchase authorization document issued by Company to Nortel specifying Services to be furnished by Nortel pursuant to this Agreement.

     1.13 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation.

     1.14 "Service(s)" shall mean, individually and collectively, any of the Standard Services and/or the Customized Services that Company may acquire from Nortel pursuant to this Agreement.

     1.15 "Service Annex" shall mean, with respect to a specific type of Service, additional or modified terms and conditions as set forth in Exhibit A that are unique to such type of Service.

     1.16 "Service Site" shall mean the location or facility, as identified within an Order, at which the applicable Services will be performed.

     1.17 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions, and (ii) documentation associated with such computer programs which may be furnished by Nortel to Company from time to time, but in no event shall Software include source code.

     1.18 "Standard Service(s)" shall mean, individually and collectively, any of the services described in Service Annex No. 1 of Exhibit A, and shall be deemed to include any similar services which Nortel adds to its generally available service offerings or so identifies to Company in writing.

     1.19 "Statement of Work" shall mean a document that describes the scope, activities, schedule, prices, deliverables (including, but not limited to, any drawings, specifications, reports, designs, and test results to be prepared or produced by Nortel), and/or any additional terms and conditions pertaining to such Customized Service(s) as Company may from time to time request pursuant to this Agreement.

ARTICLE 2. SCOPE OF AGREEMENT
     2.1 This Agreement sets forth the terms and conditions under which Company may purchase Services from Nortel. All Services shall be performed in the United States.

     2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a type of Service, the applicable terms and conditions and any additional terms and conditions for such type of Service shall be set forth in a Service Annex.

     2.3 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language.

ARTICLE 3. PLACEMENT OF ORDERS

     3.1 When Company desires to order Services, Company shall submit to such person as Nortel shall designate, an Order which shall at a minimum specify the following, if applicable:

          (i)  the types and quantities of Services to be furnished by Nortel;

          (ii) the applicable prices, charges and fees with respect to such Services;

          (iii) the Service Site(s) at which the Services are to be performed;

          (iv) the incorporation by reference of this Agreement;

          (v)  the requested Commencement Date of the Services; and

          (vi) any other information required under this Agreement to be included in an Order.

     3.2 All purchases of Services pursuant to this Agreement shall be made by means of Orders issued from time to time by Company and accepted by Nortel in writing within fifteen (15) business days after receipt of the Order. In the event that Nortel fails to provide its acceptance of an Order in writing within such fifteen (15) business day period, such Order shall be deemed to be accepted, provided that no additional or special terms and conditions have been written on the face of or otherwise incorporated into such Order. Nortel shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where Company has a separate agreement with Nortel for the provision of the Services requested in such Order.

     3.3 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order, provided that Nortel accepts such Order. Preprinted terms and conditions set forth in Orders issued by Company, or in any prior Statements of Work, quotations, acknowledgments or other related documentation issued by any party, shall be considered null and void and shall have no force or effect; provided, however, that any special terms and conditions written on the face of an Order or otherwise incorporated into such Order shall, upon acceptance in writing by Nortel, and for such Order only, supersede the specific terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict.

     3.4 Company may at any time request additions, alterations, deductions or deviations to an Order, subject to the condition that such changes and any adjustments resulting from such changes, including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel should Nortel agree to process a Change Order outside of its standard Order processing cycle or in the event that a Change Order requires an additional amount of work to be undertaken to comply with such changes.

     3.5 If Company desires to receive a Statement of Work from Nortel for Consulting Services, Company shall submit such request in writing to such person as Nortel may designate. The request for a Statement of Work shall include the information listed in Section 3.1, as applicable. Nortel shall prepare a Statement of Work in response to Customer's request. Any changes to the proposed Statement of Work shall be negotiated and agreed to in writing by the parties. Company's Order(s) for the Customized Services described within a Statement of Work shall be based upon the contents of the Statement of Work as mutually agreed to by the parties and attached to such Order(s).

     3.6 The Commencement Date for ordered Services shall be based on Nortel's standard intervals for the applicable Service; however, the parties shall always mutually agree on the Commencement Date and take into consideration any unique aspect of the applicable project.

     3.7 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.

ARTICLE 4. PRICE AND PAYMENT

     4.1 Nortel shall charge Company for the Services ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Service Annex, (ii) a Statement of Work, (iii) Nortel's then current prices, or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

     4.2 Nortel's prices, if set forth in a Service Annex, may be revised by Nortel no more than once each calendar year, by providing sixty (60) days prior written notice to Company. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel on or after the effective date of the price change.

     4.3 Unless otherwise set forth in a Service Annex or a Statement of Work, Nortel shall invoice Company for one hundred percent (100%) of the price of ordered Services upon the date of completion of such Services.

     4.4 Each invoice shall be paid in full within thirty (30) days after the date of such invoice. In the event that Company does not pay an invoice in full within such thirty (30) day period, then Nortel may charge Company interest on the outstanding portion of such invoice, from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel as a result of late payment or non-payment by Company.

ARTICLE 5. COMMENCEMENT OF SERVICES

     5.1 If Company notifies Nortel, prior to the Commencement Date for ordered Services, that Company wishes to postpone the commencement of such Services or that the Service Site or other location is not prepared in sufficient time for Nortel to commence such Services in accordance with such date, Company shall be liable for all additional costs related to the postponed Services, including, without limitation, (i) standard rates (including any overtime premium) for Nortel's personnel and/or contractors who travel to the Service Site or other location, and the actual travel and living expenses (plus a fifteen percent (15%) administrative fee) and/or relocation expenses incurred by such personnel and/or contractors, and (ii) any costs, charges or expenses incurred by Nortel under its arrangements with third party vendors, licensors, lessors, and/or contractors. In addition, if Company provides less than thirty (30) days' notice of the postponement, Company shall pay to Nortel a postponement charge equal to ten percent (10%) of the Order amount for the postponed Services.

     5.2.1 Company shall provide Nortel or its contractors with access to its sites during the times specified by Nortel and as reasonably necessary for Nortel to perform its obligations hereunder. Nortel shall comply with Company's reasonable site and security regulations of which Nortel is informed by Company.


     5.2.2 All sites at which the Services are to be performed shall be prepared by Company in accordance with Nortel's standards, including, without limitation, environmental requirements. Prior to and during the performance of the Services at such site(s), Company shall ensure the timely and adequate delivery, installation and functioning of the electrical and communications connections and other environmental requirements, including but not limited to, HVAC systems, as specified in Nortel's instructions, specifications, Documentation, a Service Annex or a Statement of Work.

     5.2.3 Company shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities, for use by Nortel personnel performing Services, and adequate secure storage space, if required by Nortel, for Products and materials. Company shall also provide adequate security against theft, damage or other loss for Products and materials while on Company's site.

     5.2.4 Company shall obtain all necessary governmental permits applicable to Company in connection with the performance of the Services provided hereunder, excluding any applicable permits required in the normal course of Nortel's doing business. Any information which Nortel reasonably requests from Company and which is necessary for Nortel to properly perform the Services shall be provided by Company to Nortel in a timely fashion and in a form reasonably specified by Nortel.

ARTICLE 6. ACCEPTANCE

     6.1 Ordered Services, which are performed under this Agreement, shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Service Annex or a Statement of Work.

ARTICLE 7. ORDER CANCELLATION

     7.1 Unless otherwise set forth in a Service Annex or Statement of Work, in the event that Company cancels all or any part of an Order for Services, Company shall pay to Nortel a cancellation charge for the Services that have been canceled in accordance with the following schedule:

     -     60 or more days prior to Commencement Date         No cancellation
charge
     -     45-59 days prior to Commencement Date                  5% of Order
amount
     -     30-44 days prior to Commencement Date                10% of Order
amount
     -       0-29 days prior to Commencement Date                20% of  Order
amount

In addition, Company shall be liable for all additional costs related to the cancelled Services, including, without limitation, (i) standard rates (including any overtime premium) for Nortel's personnel and/or contractors who travel to the Service Site or other location, and the actual travel and living expenses (plus a fifteen percent (15%) administrative fee) and/or relocation expenses incurred by such personnel and/or contractors, and (ii) any costs, charges or expenses incurred by Nortel under its arrangements with third party vendors, licensors, lessors and/or contractors.

ARTICLE 8.  INTELLECTUAL PROPERTY RIGHTS

     8.1 The Services performed by Nortel and its affiliates pursuant to this Agreement (and any deliverables provided to Company in connection therewith) are not "works for hire".

     8.2 All Background IPR of a party or its affiliate shall remain the exclusive property of such party or its affiliate, and the information contained therein shall be deemed to be Confidential Information of such party or its affiliate.

     8.3 With respect to any Background IPR of Company disclosed to Nortel, its affiliates, and/or its contractors in connection with this Agreement, Company hereby grants to Nortel, Nortel's affiliates, and Nortel's contractors a non-exclusive, royalty-free, worldwide right to make, use, and reproduce such Background IPR, but only to the extent that such right is necessary for the performance of Nortel's obligations under this Agreement and the Services contemplated hereunder.

     8.4 With respect to any Foreground IPR of Nortel and its affiliates which is incorporated or contained within, or which is required for the implementation of, any recommendation(s) or conclusion(s) advanced by Nortel in the course of performing Services under this Agreement, Nortel hereby grants to Company a non-exclusive, royalty-free, worldwide right to use and disclose such Foreground IPR, but only to the extent necessary for Company to implement such recommendation(s) or conclusion(s) in the implementation, operation and maintenance of Company's communications network or in Customer's provision of communications services.

     8.5 With respect to any Background IPR of Nortel and its affiliates which is incorporated or contained within, or which is required for the implementation of, any recommendation(s) or conclusion(s) advanced by Nortel in the course of performing Services under this Agreement, Nortel will grant to Company, upon reasonable commercial terms, a non-exclusive, worldwide right to use and disclose such Background IPR, but only to the extent necessary for Company to implement such recommendation(s) or conclusion(s) in the implementation, operation and maintenance of Company's communications network or in Customer's provision of communications services. Notwithstanding the foregoing, the grant to Company of rights in the Background IPR of Nortel and its affiliates shall not include product design information of Nortel and its affiliates, but shall be limited to that Background IPR within the scope of the technical information to be included within the deliverables.

     8.6 Prior to disclosing to any third party any Foreground IPR or Background IPR of Nortel and its affiliates pursuant to Sections 8.4 or 8.5, Company shall (I) advise such third party in writing of the confidential and proprietary nature and the limitations on use of the information to be disclosed, as set forth in Sections 8.4 and 8.5, and shall (ii) obtain from such third party a written undertaking to respect such obligations.

     8.7 Nothing contained in this Agreement shall transfer, or be deemed to transfer or contemplate the transfer of, any Intellectual Property Right other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel does not in any way grant any license in, to, or under any of its Intellectual Property Rights.

     8.8 Nothing contained in this Agreement shall prevent, or be deemed to prevent, Nortel or its affiliates from providing to any third party the same or similar Services (including the same or similar recommendations or conclusions) as may be provided to Company pursuant to this Agreement.


ARTICLE 9. WARRANTY

     9.1 Nortel warrants that Nortel shall perform the Services in a good and workmanlike manner and to standards not less than those generally accepted in the industry.

     9.2 Nortel shall promptly correct any failure of the Services to conform to the above warranties; provided that, Nortel is notified (in writing) of such non-conformance within fifteen (15) days following the completion of that portion of the Services that are non-conforming.

     9.3 The warranties set forth in this Article shall not apply to any Services where the non-conformance is due to (i) accident, fire, explosion, power failure, power surge or other power irregularity, lightning, alteration, abuse, misuse or repair not performed by Nortel; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for Products as specified by Nortel or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with Products, provided that such service was not performed by Nortel or on Nortel's behalf; (v) use of a Nortel Product in conjunction with an incompatible product; (vi) any error, act or omission by anyone other than Nortel; or (vii) where written notice of the non-conformance has not been given to Nortel within the applicable notice period.

     9.4 Nortel and Nortel's suppliers, as appropriate, shall not have any responsibility to Company's customers for warranties offered by Company to such customers and Company hereby indemnifies and holds harmless Nortel, Nortel's affiliates, and Nortel's suppliers, as appropriate, from (i) any claims, damages or liabilities arising out of, or relating to, any warranties offered by Company to such customers or (ii) any claims by a third party in respect of any malfunction, defect or error in any product or service that is ultimately derived from any Services provided or contemplated under this Agreement.

     9.5 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL WITH RESPECT TO THE SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT THAT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER, ARISING OUT OF NORTEL'S BREACH OF WARRANTY OR CONDITION.

ARTICLE 10.    LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT
INFRINGEMENT

     10.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from the negligence or willful misconduct of the defending party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding.

     10.2 Nortel shall defend Company against any suit, claim or proceeding brought against Company alleging that any Service or deliverable provided by Nortel hereunder infringes any third party Intellectual Property Rights ("Infringement Claim"); provided that, such Infringement Claim results from Nortel's gross negligence, willful misconduct, or knowing incorporation of such third party Intellectual Property Rights in a service or deliverable (unless Company, after notification by Nortel, consented to such inclusion). Nortel shall pay all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding.

     10.3 Nortel's cumulative liability, pursuant to this Article 10 and including its costs and expenses incurred in satisfying its obligations set forth below, shall not exceed one hundred percent (100%) of the amount paid by Company to Nortel for the Services giving rise to the Infringement Claim.

     10.4 Nortel shall not be liable and Company shall indemnify Nortel for any costs incurred by Nortel or liabilities of Nortel arising under this Article 10 in excess of the amounts so stated above.

     10.5 Nortel shall have no liability in respect of any Infringement Claim that arises from: (a) compliance by Nortel with Company's information, specifications or design, or with any special instructions furnished by Company,
(b) use of a deliverable in a manner or for a purpose not contemplated or approved by Nortel, (c) use of a deliverable in combination with other products or deliverables not authorized, supplied, or approved by Nortel, or (d) modification by Company of a deliverable. In the excepted cases stated above, Company shall indemnify and hold Nortel harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees, which may be incurred by Nortel with respect to any suit, claim, or proceeding described in this Section 10.5.

     10.6 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of, any damages awarded based on Company's willful, knowing or deliberate infringement of a patent, copyright, trade secret, trademark or other proprietary right where such infringement results in a pecuniary damage award.

     10.7 Nortel may provide Company with notice of an actual or potential Infringement Claim. Nortel shall consult with Company regarding the Infringement Claim and the course of action to be pursued as a result thereof. In the event that the parties fail to agree on a satisfactory course of action for dealing with the matter, Nortel may, at Nortel's option:

          (i) procure for Company the right to continue using the alleged infringing Service or deliverable;

          (ii) replace or modify the same with an equivalent or better Service or deliverable so that Company's use is non-infringing; or

          (iii) accept return of the affected portion of the Service or deliverable and refund to Company the depreciated value (as carried on the books of Company) of such Service or deliverable.

     10.8 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of any Infringement Claim(s) where Nortel has provided notice to Company of the Infringement Claim(s) and Company elects to continue its use of a Service or deliverable related to the Infringement Claim.

     10.9 If as a result of an Infringement Claim, other than those contemplated above, an injunction is obtained against Company's use of any Product, Nortel shall, at Nortel's option:

          (i) procure for Company the right to continue using the alleged infringing Service or deliverable;

          (ii) replace or modify the same with an equivalent or better Service or deliverable so that Company's use is non-infringing; or

          (iii) accept return of the affected portion of the Service or deliverable and refund to Company the depreciated value (as carried on the books of Company) of such Service or deliverable.

      10.10 THE REMEDIES SET FORTH IN THIS ARTICLE 10 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST REVENUES, PROFITS OR OTHER ECONOMIC LOSSES, ARISING FROM SUCH INFRINGEMENTS AND/OR OTHER MATTERS, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

ARTICLE 11. REMEDIES AND LIMITATION OF LIABILITY

     11.1 Nortel shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all deliverables that shall have been delivered to Company in connection with the performance of certain Services, if, prior to payment to Nortel of any amounts due pursuant to this Agreement with respect to such Services, Company shall (a) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors, (b) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement, or (c) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

     11.2 In the event of any material breach of this Agreement which shall continue for sixty (60) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement.


     11.3 NOTHING CONTAINED IN SECTION 11.2 OR ELSEWHERE IN THIS AGREEMENT SHALL MAKE NORTEL LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY BREACH OF THIS AGREEMENT WHETHER THE CLAIMS FOR SUCH DAMAGES ARISE IN TORT (INCLUDING NEGLIGENCE REGARDLESS OF DEGREE OF FAULT), CONTRACT OR OTHERWISE.

     11.4 Nortel shall not be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of Company, including, but not limited to, inaccuracy, incompleteness or untimeliness in the provision of information by Company to Nortel or fulfillment by Company of any of its obligations under this Agreement. Company shall pay Nortel the amount of any such costs, expenses, losses or damage incurred by Nortel.

     11.5 Except for claims for bodily injury, the total liability of Nortel for any claim of any kind for any costs, expenses, losses or damage, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, or for claims for indemnification arising out of, connected with, or resulting from the performance or non-performance of this Agreement shall not, in any event, exceed the total amount paid by Company to Nortel in respect of the Order giving rise to the claim. In no event shall Nortel's total liability under this Agreement exceed the total amount paid by Company to Nortel for Services provided under this Agreement.

     11.6 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, fees or other amounts payable hereunder may be brought by Nortel at any time permitted by applicable law, and Nortel may suspend performance of any of its obligations hereunder until all such payments are made.

ARTICLE 12. TERM AND TERMINATION

     12.1 This Agreement will be in effect from the Effective Date for a period of three (3) years. Thereafter, this Agreement shall automatically renew for one
(l) year terms, unless either party provides the other party with written notice of its intent not to renew at least sixty (60) days prior to the end of the original term or any renewal term.

     12.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within sixty (60) days after written notice thereof. If the alleged default is not capable of being remedied within sixty (60) days, the defaulting party must commence to remedy the alleged default within such sixty
(60) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. Default shall include, without limitation:

          (i) a party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

          (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due, if the amount of the payment due is not in dispute.

     12.3 The expiration or termination of this Agreement for any cause shall not release either party from (i) any liability which at the time of termination has already accrued to the other party or which thereafter may accrue in respect to any event prior to termination, or (ii) any liability from any obligation specified in Section l4.l7 below to survive expiration or termination.

     12.4 Notwithstanding the foregoing, Nortel shall not be obligated to provide any Services pursuant to this Agreement after termination of this Agreement. Company shall pay the full price for Services performed prior to the effective date of termination plus the costs to Nortel of, and necessarily incidental to, termination, including such other costs, charges or expenses for which Nortel has the right to reimbursement hereunder. Termination of this Agreement shall not entitle Company to withhold payment of any amount due or accruing to Nortel hereunder prior to the effective date of termination, or to reimbursement of any amount previously paid to Nortel.

ARTICLE 13. CONFIDENTIALITY

     13.1 Each party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of a Nortel Affiliate, as applicable, with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.

     13.2 Company shall take reasonable care to use Nortel's Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Services performed by Nortel pursuant to this Agreement.

     13.3 Notwithstanding the foregoing, either party shall be free to use that portion of the Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and service. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations provided however that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party.

     13.4 The obligations of either party pursuant to this Article 13 shall not extend to any Confidential Information which a recipient can demonstrate through written documentation (i) was already known to the recipient, without confidentiality obligations, prior to its disclosure; (ii) was known or generally available to the public at the time of disclosure to the recipient;
(iii) becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient; (iv) is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so; (v) is independently developed by recipient; or (vi) is required to be disclosed by process of law, provided that the recipient shall notify the disclosing party promptly upon any request or demand for such disclosure.

ARTICLE 14. MISCELLANEOUS

     14.1 Publicity - A party shall not release, without the prior written approval of the other party, any advertising or other publicity relating to this Agreement or the contents hereof wherein such other party may reasonably be identified. In addition, each party shall take reasonable precautions to keep the existence and the contents of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

     14.2 Applicable Law - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, except for its rules with regard to the conflict of laws.

     14.3 Effects of Headings - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

     14.4.1 Assignment - Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. A change in control of Company shall be deemed an assignment hereunder. A change in control shall occur if ownership or control of more than fifty percent (50%) of the shares of the Company entitled to elect the board of directors changes during the term of this Agreement. Company's consent shall not be required for any assignment or transfer by Nortel (a) to any Nortel Affiliate of all or any part of this Agreement or of Nortel's rights hereunder, or (b) to any third party of Nortel's right to receive any monies ("Receivables") which may become due to Nortel pursuant to this Agreement.

     14.4.2 Company hereby consents to the sale of Receivables by Nortel without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

     14.5 Subcontracting - Nortel may subcontract any of its obligations under this Agreement, but no such subcontract shall relieve Nortel of primary responsibility for performance of its obligations.

     14.6 Non-Waiver - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

     14.7 Relationship of the Parties   Nortel shall perform the Services as an
independent contractor, and the provisions of this Agreement shall not be construed to establish any form of partnership, agency or other joint venture of any kind between Nortel and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

     14.8 Force Majeure - If the performance by a party of any of its obligations under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, any legal proceedings between parties unrelated to the parties hereto or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

     14.9 Taxes - Company shall at Nortel's direction promptly reimburse Nortel or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel.

     14.10.1 Hazardous Materials - Prior to issuing any Order for Services to be performed at Company's facilities, Company shall identify and notify Nortel in writing of the existence of all Hazardous Materials which Nortel may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel.

     14.10.2   If Company breaches its obligations pursuant to Section 14.10.1,
(a) Nortel may discontinue the performance of any Services which may be affected by Hazardous Materials until all the Hazardous Materials have been removed or abated to Nortel's satisfaction by Company at Company's sole expense, and (b) Company shall defend, indemnify and hold Nortel harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of Company's breach of such obligations.

     14.11 Notice - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand, or
(ii) by facsimile, transmission (confirming the same by mail) or (iii) by certified or next-day mail addressed as follows:

     If to Company:

       WorldPort Communications, Inc.
       1825 Barrett Boulevard
       Atlanta, Georgia 30144
       USA
       Attention:  Chief Executive Officer
       Facsimile:  (770) 792-0676

     If to Nortel:

       Northern Telecom Inc.
       2350 Lakeside Boulevard
       Richardson, Texas 75082-4399
       USA
       Attention:  Vice President and General Manager
       Facsimile:  972-685-3284

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

     14.12 Information and Documentation - Company shall provide any information and/or documentation that Nortel reasonably requests from Company and that is necessary for Nortel to properly perform any of its obligations hereunder. Such information shall be provided in a form reasonably specified by Nortel by the dates specified by Nortel.

     14.13 Export - Company shall not export any Products or technical data received from Nortel pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable U.S. law concerning exporting and with written consent of Nortel. Company shall obtain all government authorizations in accordance with applicable law prior to exporting or transmitting any such Products or technical data.

     14.14 Severability - If any provision of this Agreement is declared or determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

     14.15 Modification of Agreement - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

     14.16 Entire Agreement - This Agreement, including the Exhibits, Schedules and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits, Schedules or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and signed by a duly authorized representative of each party.

     14.17 Survivorship - Any terms of this Agreement, which by their nature are intended to survive including but not limited to Articles 8, 9, 10, 11, 13 and 14 and Sections 4.4 and 12.3 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

NORTHERN TELECOM INC.         WORLDPORT COMMUNICATIONS,
                              INC.

By:                           By:

Name:                                                       Name:
            (print)                     (print)

Title:                        Title:

Date:                         Date:


                     EXHIBIT A to Master Services Agreement
                                 SERVICE ANNEXES

SERVICE ANNEX 1.0   STANDARD SERVICES

The services described in this Service Annex 1.0 represent the Standard Services with respect to which Company may issue purchase orders from time to time during the term of the Agreement. Nortel will perform Standard Services either remotely or at the Company's location, as designated by Company in the applicable purchase order.

Standard Services will generally be performed during normal business hours, from 8:00 a.m. until 5:00 p.m. (with a one (1) hour lunch break), from Monday through Friday, excluding Nortel's standard holidays ("Normal Business Hours").

Company must provide Nortel with written notice at least six (6) weeks prior to the desired Commencement Date of ordered Standard Services, except as stated otherwise below. In the event that Company desires to extend the duration of any ordered Standard Services, Company must provide Nortel with written notice at least two (2) weeks prior to the original completion date of the ordered Standard Services, except as stated otherwise below.

All prices, charges and fees set forth in this Service Annex 1.0 are valid for a period of twelve (12) months following the Effective Date of the Agreement. In the event that Company issues a purchase order for Standard Services after the initial twelve (12) months of the term, but prior to the expiration or termination, of the Agreement, Nortel shall provide Company with written notification of the then-current prices, charges and fees for the Standard Services ordered. Nortel shall issue monthly invoices for Standard Services performed during each month, and Company shall pay the entire invoiced amount within thirty (30) days after the date of invoice, except as stated otherwise below.

The prices, charges and fees set forth in this Service Annex 1.0 do not include travel and living expenses incurred by Nortel. Nortel shall issue monthly invoices for actual travel and living expenses (plus a [*] administrative fee) incurred during each month, and Company shall pay the entire invoiced amount within thirty (30) days after the date of invoice.

Nortel's standard overtime rate is time and one half, except as stated below.



1.1  POST CUTOVER INTEGRATION SERVICES

     Subsequent to the Turnover Date for an Initial System, Nortel will assign one (1) technician to provide Post Cutover Integration Services ("PCI Services") at the Service Site during Normal Business Hours. PCI Services will include testing of each Initial System to confirm that each Initial System operates as designed ("Switch Grooming") and that the features engineered for each Initial System operate correctly in accordance with Nortel's standards and procedures ("Feature and Call Through Testing"). The tests to be performed by Nortel will include, but will not be limited to, the following:

   I.   Hardware and Software Testing

     A.   Install and Test Alarms
        1)  install cross connects, datafill scan  and SD points
        2)  verify operation and detection of alarms

     B.   Patch Verification
        1)     verify patching of peripherals

     C.   REX Testing
        1)     set up switch to test its integral parts

     D.   Switch Grooming
        1)     set up switch to run Operation and Measurement ("OM") logs
        2)     set up switch to run maintenance reports
        3)     set up switch security measures

   II.  Trunk Testing

     A.   Install and Perform Transmission Tests
        1)     test Call Through Features
        2)     verify CDR trunks
        3) verify SS7 Translations and confirm that datafill properly performed

     B.   Wire and Cross Connect DSX
     1) establish links between transmission facilities with all testing being performed within the switch room

     C.   Verification of DSX Cross Connect

     D.   Interconnection Testing
        1)     test Transmission and/or ROTL
        2)     test Call Through dial plan on one trunk member per card

   III. Required Line Testing (DMS-500)

     A.   Line to Line Matching
     1) verify NPA's, NNX's and AMA's with the demarcation point for testing set inside the main distribution frame within the switch room

1.1.1   COMPANY'S RESPONSIBILITIES

     In order for Nortel to commence the PCI Services, Company must complete the following activities with respect to each Initial System at a Service Site:

     Ensure that all transmission links are terminated and labeled on the DSX or distribution frame blocks;
   B. Ensure that trunk facilities are connected to the respective Local Exchange Carriers ("LEC") at the above sites;

     C.   Order the appropriate translations from the LEC's access tandem in
 order to translate Company's                originated calls;
     D.   Establish a phone board for telephone set and feature evaluations;
     E. Provide a test unit or equivalent for DS-1/DS-3 testing, as well as a PRI monitor; and
     Provide a template which identifies specific cross-connect allocations for trunk and any line
         facilities.

1.1.2     TERM

     Company may order initial PCI Services ("Initial PCI Services") for each Initial System in increments of four hundred eighty (480) hours per Initial System. Company may extend the Initial PCI Services in increments of forty (40) hours per Initial System ("Extended PCI Services").

1.1.3     FEES

     The price for each 480-hour increment of Initial PCI Services is [*]. The price for each 40-hour increment of Extended PCI Services is [*] per Initial System. Nortel's overtime rate for PCI Services is [*] per hour for each hour of PCI Services provided by Nortel after Normal Business Hours.


1.2  ON-SITE FIELD MAINTENANCE SUPPORT SERVICES

     Nortel will assign one (1) technician per each DMS-family switching system ("Switch") to perform On-Site Field Maintenance Support Services ("Field Support Services") at the Service Site during Normal Business Hours. The Field Support Services technician(s) will perform preventative maintenance, address Switch problems, perform emergency procedures, and perform administrative functions, subject to the instructions provided by Company within the Customer Specified Procedure ("CSP"), as directed by Nortel's Remote Surveillance Center ("RSC") and Company's Network Operating Center ("NOC"). Field Support Services will include, but will not be limited to, the following services:

     A. Clear Switch, trunk and transport troubles as received by the RSC, CSP and NOC;
     B. Perform routine Switch and transport tasks and procedures as scheduled and assigned by the RSC, CSP and/or NOC;
     C.   Prepare back-up office image to tape as scheduled by the RSC;
     D.   Perform back-up on proper media devise;
     E.   Replenish printer paper;
     F.   Maintain a marked, proven set of maintenance spare cards;
     G. Maintain the AMA/CDR Tape Log, the Circuit Pack Repair/Replacement Log, the Site Trouble Ticket Log and the Site Trouble Ticket Log;
     H. Perform Circuit Pack Replacement, including acceptance, testing and replacement of in-service spare cards received from repair and return, as directed by RSC, CSP and/or NOC;
     I. Operate manual answer of dial-up port data sets as required and restore when dial-up is complete;
     J.   Request technical assistance from RSC or TAS as required;
     K.   Supervise hardware change controls;
     L. Provide support for service orders including providing assistance in moves, adds and changes;
     M.   Provide MDF assignments and connections;
     N. Participate in requested major failure and outage investigation meetings;
     O. Assist with data modification for routing and translation changes in the trunk network and for the Company's groups;
     P.   Perform preventative maintenance as required by CSP or NOC;
     Q. Assist the control/help desk with tracking and resolution of user trouble reports;
     R. Provide trunk problem resolution and coordination assistance with other Switches;
     S.   Process AMA/SMDR tapes and billing tapes;
     T.   Provide PCL/BCS application support; and
     U.   Maintain up-to-date documentation for NTP, GS, IS and EWB.

Nortel will provide standard issue tool kits and volt-ohmmeters to each technician. Company shall be responsible for providing any additional test and measuring equipment, computer terminals and/or on-line documentation required for performance of the Field Support Services.

1.2.1     TERM

     Company may order initial Field Support Services ("Initial Field Support Services") for each Switch in increments of six (6) months per Switch. Company may extend the Initial Field Support Services in increments of forty (40) hours per Switch ("Extended Field Support Services").

1.2.2     FEES

     The price for each 6-month increment of Initial Field Support Services is[*]. The price for each 40-hour increment of Extended Field Support Services is[*].

     In addition to the fees described above, Nortel will invoice Company for any extraordinary expenses (such as computer printer paper and test equipment calibration costs) incurred by Nortel during the performance of Field Support Services.

1.3  REMOTE SURVEILLANCE CENTER SERVICES

     Nortel's Remote Surveillance Center ("RSC") will perform system monitoring for each Switch in Company's network through the use of programmable monitoring devices and secured dial-back modems ("RSC Services") on a twenty four (24) hours a day, seven (7) days a week basis. Upon the occurrence of a system alarm, the RSC will follow the course of action prescribed for that particular type of alarm in accordance with predetermined Company preferences. Company will receive monthly reports describing any Switch problems by type, number and resolution. The RSC Services will include, but will not be limited to, the following services:

     A. Perform surveillance and monitoring of alarm types designated by the Company, which shall include, but not be limited to, the following activities:
          1) for each type of alarm, perform the course of action prescribed by the Company;
          2) contact Company in the event of a specific type of alarm pursuant to the applicable method and frequency of contact indicated by Company;
          3) perform any responsive or remedial measures in the event of an alarm in accordance with the Company's instructions;
          4)   cancel the alarm pursuant to the Company's instructions;
          5) monitor the alarms during the specific days per week and number of hours per day as indicated by the Company; and
          6) perform three (3) status checks during each twenty four (24) hour period of monitoring to verify an active communications link between the RSC and Company's Switch.

     B. Prepare a monthly RSC Report which shall include, but not be limited to, the following:
          1) report the day to day activities of the surveillance and monitoring services;
          2)   provide a list of any alarms that occurred, including, but not limited to, the type, the date and the time of each alarm;
          3)   report the course of action performed by the RSC for each type of alarm signaled, if any;
          4) report the responsive or remedial measures performed, if any, as a result of an alarm; and
          5)   report the date and time of cancellation of any alarms.

     C.   Ship and install the following equipment at the Service Site:
          1) one (1) Security Dial-Back Modem and cables for each modem to be installed pursuant to the cable length specified by the Company.

All equipment supplied to the Company by Nortel shall remain the property of Nortel, and Company shall return the equipment to Nortel or shall permit Nortel access to the equipment for its removal upon the termination of the RSC Services.

     Company's responsibilities shall include the following:

     A.   Establish the type of alarms to be monitored by the RSC;
     B. Define the course of action to be performed, if any, for each type of alarm, including, but not limited to, whether the Company is to be contacted in the event of an alarm, the method of contact, the frequency of contact, the responsive or remedial measures to be taken in the event of an alarm and/or whether the alarm should be canceled;
     C. Define the number of days per week and number of hours per day in which the alarms shall be monitored;
     D. Provide a list of names and telephone numbers to be contacted in the event of an alarm, in the order of contact;
     E. Provide the cable length measurements for the modems to be provided and installed by Nortel for the Company's use during the term of this Agreement;
     F. Provide Nortel with access to the Service Site for installation and de-installation of the equipment to be provided by Nortel to Company, as set forth below; and
     G.   Provide the following equipment at the Service Site:
          1)  two (2) switch IOC Ports; and
          2) one (1) voice grade telephone line not under the control of the Switch to be monitored.

1.3.1     TERM

     RSC Services may be ordered in increments of twelve (12) months per Switch.



1.3.2     FEES

     The annual fee for RSC Services is      [*].



1.4  REMOTE MAINTENANCE SERVICES

     Nortel's Remote Maintenance Services ("RM Services") include the RSC Services (as described in Section 1.3.0 above) and the remote resolution of Switch alarms, on a twenty four (24) hours a day, seven (7) days a week basis, for each Switch in Company's network pursuant to Company's instructions. In the event of an emergency situation that requires on-site assistance, RM Services will notify the appropriate Nortel technician pursuant to Company's instructions. Typical RM Services responsibilities include, but are not limited to, the following:

Initial, document, control and escalate remedial and preventative maintenance by
     Nortel in
                 coordination with and support of the Company's NOC, until the problem is resolved;

Initiate corrective action in response to alarm conditions, including equipment restoration, system diagnosis, software fault location and alarm release procedures;

Initiate emergency recovery procedures, including manual recovery when automatic recovery fails, as required;

Clear non-diagnostic failures, audits and assets, as required; and

Provide alarm service outage analysis and root cause analysis on system initialization, maintenance interruptions, critical and major alarms, and hardware and software failures utilizing system log files, processor recovery messages and OM dumps to Company.

1.4.1     TERM

     RM Services may be ordered in increments of twelve (12) months per Switch.

1.4.2     FEES

     The annual fee for RM Services is [*] per Switch.



1.5  REMOTE HYBRID MAINTENANCE SERVICES

     Nortel's Remote Hybrid Maintenance Services ("RHM Services") will provide, for each Switch in Company's network, the RSC Services described in Section 1.3 above and the RM Services described in Section 1.4, except that the RM Services will be performed after Normal Business Hours when Nortel's Field Support Services technician and/or Company's NOC is not on duty. In order for Nortel to perform RHM Services, either Nortel or Company must have a technician at the Service Site during Normal Business Hours.

1.5.1     TERM

     RHM Services may be ordered in increments of twelve (12) months per Switch.


1.5.2     FEES

     The annual fee for RHM Services is [*] per Switch.


1.6  DATA BASE MANAGEMENT AND/OR TRANSLATIONS SUPPORT SERVICES

     Nortel will assign one (1) technician to provide remote Database Management and/or Translations Support Services ("DM/TS Services") to Company during Normal Business Hours. DM/TS Services will include, but will not be limited to, the following services:

     Datafill design, including, but not limited to, network routing translation datafill, trunk translation datafill, and feature translation datafill; Standardization of translations across Company's network;
     Prompt support and turnaround;
     Monthly statements that provide an explanation for hours used and list  the hours remaining; and
     Simplified ordering process.

In the event that Company requires on-site DM/TS Services, Nortel shall provide one (1) technician at the Service Site within a reasonable period of time after Company's request for such on-site services.

1.6.1     TERM

     Company may initially order DM/TS Services for each Service Site ("Initial DM/TS Services") in increments of three hundred (300) hours per Service Site. Company may extend the Initial DM/TS Services in increments of one hundred (100) hours per Service Site ("Extended DM/TS Services").

1.6.2     FEES AND BILLING TERMS

     The price for each 300-hour increment of Initial DM/TS Services is [*] per Service Site. The price for each 100-hour increment of Extended DM/TS Services is [*] per Service Site. Nortel shall invoice Company for the entire amount of the DM/TS Services upon Nortel's approval of Company's purchase order for such services.


1.7  DISASTER AVOIDANCE AND RECOVERY PLANNING SERVICES

     Nortel will develop a Disaster Avoidance and Recovery Plan ("DARP") for each network unit of Company to be comprised of no more than one (1) Switch and ten (10) access nodes ("Network Unit"). The DARP will address, but will not be limited to, the following issues:

     Major component replacement requirements;
     Redundancy of equipment locations, capabilities, and capacity;
     Network re-route availability;
     Avoidance planning such as:
        1)     Identification of single points of failure, and
        2) Avoidance measures involving redundancy and back-up systems; Priorities for Company's services to customer;
     Establish the reduced or interim services required for a switching center to continue to function;
     Identify the lost or delayed revenue resulting from the ceasing or reduction of switch center operations;
     A.   Response and recovery planning, such as:
        Requirements for annual test of preparation for response and recovery; Performance of annual update of all elements of contingency plan; Response and recovery procedures;
        Employee and customer notification procedures;
        Administrative and operation management actions; and Preparation of a disaster contact manual.

1.7.1     TERM

     DARP Services may be ordered in increments of five hundred twenty (520) hours per Network Unit.

1.7.2     FEES AND BILLING TERMS

     The price for each 520-hour increment of DARP Services is [*] per Network Unit. Upon Nortel's acceptance of Company's purchase order, Nortel will invoice Company for [*] of such amount, with the remaining [*] to be invoiced to Company upon completion of the DARP Services.


1.8  INTEGRATION LAB SERVICES

     Nortel's Integration Lab Services ("Lab Services") will provide Company with access to Nortel's laboratory facility ("Lab") in order that Company may perform Switch configuration testing and verification of a Software load. Company may perform testing and verification, including, but not limited to, the testing of unique dialing plans, unique feature interactions, third party equipment interworking, billing verification ("Tests") in a controlled environment and preliminary testing of Software features prior to network activation.

     Company shall designate no less than one (1) representative to perform the Company's Tests in the Lab. In the event that Company requires the presence of a third party in the Lab during the Testing, Company shall provide Nortel with no less than one (1) week's prior written notice of the name, association and purpose of the presence of the third party. Company shall provide any third party equipment that Company requires in performing the Tests.

     Nortel will provide Company with one (1) Lab technician who will provide assistance with Company's connection between Company's equipment and Nortel's Lab equipment ("Connectivity Assistance"), as needed. The Lab technician also will provide Company with assistance in the Lab ("Lab Assistance") on an as-needed basis including, but not limited to, the following types of assistance:

     Check connectivity and functionality between the Company's equipment and the Lab equipment;
     Revise database tables to accommodate the various testing requirements; Provide on-going supervision and tracking of the scheduled tests; and Answer Company's questions regarding use of the Lab.

1.8.1     TERM

     Company may order initial Lab Services ("Initial Lab Services") in increments of ten (10) days, which may be used consecutively or non-consecutively. Company may extend the Initial Lab Services in increments of one
(1) day ("Extended Lab Services"). The Lab technician will provide Connectivity Assistance for a period of two (2) days in addition to the ten (10) days of Initial Lab Services; additional Connectivity Assistance or Lab Assistance may be ordered in increments of one (1) day. Company shall provide Nortel with no less than four (4) weeks written notice prior to Company's requested commencement date for Lab Services, whether Company is using its Lab Services on consecutive days or not.

1.8.2     FEES AND BILLING TERMS

     The price for each 10-day increment of Initial Lab Services is[*]. The price for each 1-day increment of Extended Lab Services is[*].In addition, if Company uses any portion of a 10-day increment of Initial Lab Services on non-consecutive days, Company must pay a Lab set-up charge in the amount of [*] per day for each new non-consecutive day on which Company conducts Tests. The price for additional Connectivity Assistance or additional Lab Assistance is [*] for each one (1) day increment. Nortel shall invoice Company upon Nortel's acceptance of Company's purchase order for Lab Services.

1.9  NETWORK IMPLEMENTATION AND INTEGRATION MANAGEMENT SERVICES

     Nortel will assign one (1) technician to provide Network Implementation and Integration Management Services ("NI/IM Services") to Company during Normal Business Hours. The technician shall be responsible for the coordination and implementation of all Standard Services ordered pursuant to this Service Annex 1.0, as well as establishing the plans and procedures for proper interworking of all Nortel equipment and required third party equipment. The technician will provide Company with network integration and implementation plans, timelines, status reports and recommendation reports, as required. NI/IM Services will include, but will not be limited to, the following services:

     Integration plan development and management;

     Network specification:
        Network topology:
          network diagrams;
          nodal functionality diagrams; and
          interconnectivity options.
           2)  Network OSS interfaces:
          a)    system diagrams; and
          b)    type of interface required.
        3)     SERVICES:
          a)    key service descriptions and call flows; and
          b) error conditions, billing, operational measurements, restrictions and references.
        4)     NETWORK INTEGRATION PLAN:
          a)     phased schedule of capability turn-up;
          b)    Access, Switching and Transport options;
          c)    test requirements;
          d)    test schedule;
          e)    OSS interface requirements; and
          f)    OEM equipment options.
        5)     NETWORK EVOLUTION:
               a)    future service descriptions; and
               b)    software load requirements.

1.9.1     TERM

     Company may initially order NI/IM Services ("Initial NI/IM Services") in increments of five hundred twenty (520) hours. Company may extend the Initial NI/IM Services in increments of one hundred sixty (160) hours ("Extended NI/IM Services").

1.9.2     FEES

     The price for each 520-hour increment of Initial NI/IM Services is[*]. The price for each 160-hour increment of Extended NI/IM Services is[*].



SERVICE ANNEX 2.0   CUSTOMIZED SERVICES

The services described in this Support Annex 2.0 represent the Customized Services with respect to which Company may request a Statement of Work from time to time during the term of the Agreement. Nortel will perform Customized Services either remotely or at the Company's location, as agreed to by the parties.

Customized Services will generally be performed during Normal Business Hours.

Company must provide Nortel with written notice at least six (6) weeks prior to the desired Commencement Date of ordered Customized Services, except as stated otherwise below. In the event that Company desires to extend the duration of any ordered Customized Services, Company must provide Nortel with written notice at least two (2) weeks prior to the original completion date of the Customized Services, except as stated otherwise below.

All prices, charges and fees set forth in this Service Annex 2.0 are valid for a period of twelve (12) months following the Effective Date of the Agreement. In the event that Company issues a purchase order for Customized Services after the initial twelve (12) months of the term, but prior to the expiration or termination, of the Agreement, Nortel shall provide Company with written notification of the then-current prices, charges and fees for the Customized Services ordered. Nortel shall issue monthly invoices for Customized Services performed during each month, and Company shall pay the entire invoiced amount within thirty (30) days after the date of invoice, except as stated otherwise below.

The prices, charges and fees set forth in this Service Annex 2.0 do not include travel and living expenses incurred by Nortel. Nortel shall issue monthly invoices for actual travel and living expenses (plus a [*]) administrative fee) incurred during each month, and Company shall pay the entire invoiced amount within thirty (30) days after the date of invoice.

Nortel's standard overtime rate is time and one half, except as stated below.



2.1  BUSINESS PLANNING SERVICES

     The Business Planning Services that Nortel may provide to Company include Market Characterization Services, Carrier Product Selection Services, Network Design Services, Network Operations Services, Business Case Development Services, New Operation Launch Planning Services, and Sales and Marketing Training Services.

2.1.1     Market Characterization Services

              Market Characterization Services include the following reports:
(1) a metropolitan statistical area report, (2) a market demographics report, and (3) a carrier and service provider report.
             The metropolitan statistical area report summarizes three hundred twenty four (324) metropolitan areas located in the United States according to the existing opportunity to offer competitive switching and non-switching local exchange services. This ranking may be structured within Company's objectives for selecting a target market such as population, the number of businesses with more than fifty (50) employees and high telecommunications usage, and the number of existing CLEC networks.
             The market demographics report groups businesses into addressable buildings and compares businesses by industry and size to their telecommunications needs. The results will be presented in a format mutually agreed to between and between the Company and Nortel.
             The carrier and service provider report summarizes the characteristics of carriers and service providers located in the Company's target market in order to identify the strengths and weaknesses of Company's competitors, as determined through publicly available information. This report will also detail market differentials that are applicable to Company.

2.1.2     Carrier Product Selection Services

              Carrier Product Selection Services provide Company with a product and service portfolio specific to Company's target market which lists products recommended for Company's network in order to differentiate Company in Company's target market and maximize Company's business return. Company will also receive a service architecture report that provides available service architecture products, a competitive price schedule and service options.

2.1.3     Network Design Services

              Network Design Services create for Company a network solution that will provide unique services to a particular market. Company will receive detailed network configurations that may be used in a particular area, comparisons of the network configurations based upon Company's needs and business margin, comparisons of alternate technologies and products, recommendations for network evolution and a report summarizing capital and cash flow for business planning purposes.

2.1.4     Network Operations Services
              Network Operations Services will recommend the appropriate operations infrastructure for Company, including, but not limited to, the employees required, power usage and other operating expenses. Company will receive a diagram of the recommended network operation infrastructure.
              In the event that Company has an operations infrastructure, an incremental cost model may be developed. Company will receive a report that analyzes the costs of operation, including, but not limited to, a cost model detailing the capital required for and the operational cost of the following:

     OSS Server and Company's hardware, software and system integration requirements;
     Desktop computing;
     Datacomms (LAN/WAN);
     Power, real estate, trucks and test equipment;
     Billing processing and administration;
     Manpower expenditures including the number of executives, engineers, technicians, administrative personnel, marketing personnel, sales personnel, consultants and attorneys required; and
     Utilities, leasing, outsourcing and commission expenses.

2.1.5     Business Case Development Services

     Business Case Development Services assess the viability of Company's business. Revenue, expense and capital cash flows will be calculated in spreadsheet form and the results will be described using the financial indicators selected by Company. The credibility of the Business Case is based upon the thoroughness of the market characterization, product and service demand forecast, and capitol plan and operations assessment.

2.1.6     New Operation Launch Planning Services

        New Operation Launch Planning Services are designed to assist Company in preparing for the start-up of a new telecommunications business. Company may receive the following services:

Customized checklists of business activities that must occur to ensure a successful launch;
Support to the project management team in preparing project plans for the launch; and
Strategy and action planning workshops to assist management in developing and clarifying strategic imperatives, business goals and the action plans to deliver them.

2.1.7     SALES AND MARKETING TRAINING SERVICES

              Sales and Marketing Training Services may be utilized to develop a training program for Company's sales and marketing staff which may include product information, training, documentation, procedures, assistance with tariffs and forms for Centrex, voice and data. The program will focus exclusively on Nortel products. Company may receive the following services:

              A.   Develop proposals for product offering;
     Develop a sales kit;
     Provide training seminars;
     Create documentation for Centrex, basic telephony, voice and data; Provide vertical marketing techniques;
     Develop forms and procedures for telephony service sale completion; Sales presentation training for Centrex, includes slide presentation; Development of forms and procedure documentation for products; and Assistance with development of product collateral.


2.2  PLANNING, DESIGN AND ENGINEERING SERVICES

     The Planning, Design and Engineering Services offered by Nortel include Network Architecture Planning Services, Network Design and Engineering Services, Site Planning Services, Inside and Outside Plant Engineering Support Services, Intelligent Network Services Creation Consulting and Implementation Services, and Advanced Intelligent Network Application Support Services.

2.2.1     Network Architecture Planning Services

              Network Architecture Planning Services will provide a report recommending future changes to Company's network. The immediate service requirements, future expansion expectations, node design, access design, internodal design, regulatory issues, interconnection, signaling, transport, operations and services may reviewed in developing recommendations for Company's network.

2.2.2     NETWORK DESIGN AND ENGINEERING SERVICES

              Network Design and Engineering Services will provide a complete set of detailed engineering documentation for Company's network including, but not limited to the following:

     Topology Diagrams: A set of configuration diagrams to provide a topological overview of the configuration.
     Backbone Network Design: A design document providing a backbone network architecture of Company's network nodes and a comparison between Company's network, other carrier networks and other vertical service providers.
     Access Network Design: A design document that provides an access and egress hybrid network architecture for a target area that supports the GOS and economic objectives.
     Detailed Interconnection Design: A design document that provides an interconnection architecture between Company's network interface node and points of interconnection with other carrier network provider. A report providing specific information such as a list of the facilities, capacities, tariff status and typical time from order to delivery is also provided.
     Number Plan and Dial Plan Design: A design document that sets forth a numbering plan and dial plan to support the network, the services offered and the interoperability required.
     Routing Plan Design: A design document that provides a set of routing plans, based upon Network Node Type, services supported, (e.g., circuit switched, Internet, broadband) and implementation category, (i.e., Network Element resident).
     Signaling Network Design: A design document that provides a backbone signaling network architecture of Company's network nodes in comparison to PSTN and vertical service providers. The design may incorporate multiple signaling protocols and identify specific protocols for a particular set of services, such as CCS7 for voice, circuit switched data, vertical service and data base query, and ATM for video and wideband data.
     A. Access Signaling Network Design: A design document that provides an access and egress hybrid signaling network architecture for a targeted area, including a combination of anticipated traffic and service. The design may incorporate multiple signaling protocols for a particular set of services, such as CCS7 for voice, circuit switched data, vertical services, and ATM for video and wideband data.

2.2.3     Site Planning Services
              Site Planning Services will perform the activities associated with planning for equipment, power, cable installation as required for successful turn-up of access sites, tandem nodes and central offices. Company may receive the following services:

     A facilities evaluation report which compares all potential sites by function, central office, AN, TN and rationale for choices;
     A planning report for each selected site that identifies the inside plant requirements and restrictions in terms of:
        Space, Power and HVAC;
        Cabling entry, access and distribution;
        EMI, bracing, venting, floor loading and risers; and Layout plans for each selected site.


2.2.4     INSIDE AND OUTSIDE PLANT ENGINEERING SUPPORT SERVICES

              Inside and Outside Plant Engineering Support Services will provide the engineering standardization, technical specifications and recommended equipment lists for outside plant equipment for Company's infrastructure including, but not limited to, the following:

     Splice structure;
     Equipment evaluation and standardization;
     Cable termination and labeling standards;
     Plant interconnection drawing standards; and
     Cross connection standards including splice and testing methods, color orientation, bundle selection, route naming conventions and inventory tracking methodologies.

2.2.5 INTELLIGENT NETWORK ("IN") SERVICES CREATION CONSULTING AND IMPLEMENTATION SERVICES

     Nortel's IN Services Creation Consulting and Implementation Services may include:

     Written service description based on the results of a whiteboard session with Company to define a viable, deployable I.N. service;
     Comprehensive call flow diagram identifying the expected response from each nodal component (e.g., SSP, STP, SCP, NAV, etc.); and/or Assistance/direction in datafilling each nodal component to achieve the expected response/ results in the most efficient manner and at the least cost.

2.2.6     ADVANCED INTELLIGENT NETWORK ("AIN") APPLICATION SUPPORT SERVICES

     Nortel's AIN Application Support Services may include the following:

     Overview of the predefined feature/service, providing a general understanding of how the feature/service is intended to operate; Documentation of the attributes of the service you wish to include in your service offering by chairing and leading a discussion on the feature strategy and intent with your translation personnel;
     Translation overview (relative table relationships) for the target feature/service based on customer specific data; and/or
     Assistance in setting up the translations for one DMS.




2.3  IMPLEMENTATION SERVICES

     The Implementation Services provided by Nortel include Carrier Registration and Facilities Ordering Services, Customer Care Implementation Support Services, OSS System Implementation Services, Product and Service Implementation Support Services, Network Integration Services, Advanced Intelligent Network Service Deployment Assistance, and Advanced Intelligent Network Documentation Support Services.

2.3.1     CARRIER REGISTRATION AND FACILITIES ORDERING SERVICES

              Carrier Registration and Facilities Ordering Services will provide for the submission of completed forms and supporting documentation to register Company with the industry. Company will receive assistance in obtaining necessary carrier identifications, tariff separations, completing registrations and filing non-legal documentation required for Company to be identified as a Common Local Exchange Carrier ("CLEC") and/or an Interexchange Carrier ("IEC"). This service does not include any filings with a state Public Services Commission ("PSC"), a Public Utility Commission ("PUC") or the Federal Communications Commission ("FCC"), as such filings require legal counsel. Company may receive the following services:

     Completed applications for signature by an authorized signatory;

     Technical assistance with legal filings such as:
        Tariff 1 to be filed with FCC if Company is an IXC;
         Service Provider Certificate of Operating Authority ("SPCOA") to be
          filed with PSC and PUC;
        Local Service Provider ("LSP") tariffs with PSC and PUC; and Franchise agreements with municipalities, interconnection agreements with other carriers.

     Carrier identification codes including, but not limited to:
        Access Customer Name ("ACNA");
        Operating Company Number ("OCN");
        Common Channel Signaling System 7 point code;
        Carrier Identification Code ("CIC");
        Revenue Accounting Office ("RAO") code;
        Interexchange Customer Service Center ("ICSC") code; and
        Collocation applications.

     Number codes within the established national numbering plan, including, but not limited to:
        Central Office Codes;
        TCP/IP Address Sets; and
        Emergency services E911 notification.

     Orders for correct and sufficient physical facilities between Company's nodes and ILECs, IXCs, ICPs and ISPs.

2.3.2     Customer Care Implementation Support Services

           Customer Care Implementation Support Services will assist Company in the planning and implementation of a customer care center that is designed to provide any of the following services:

     Service Delivery;
     Trouble reports;
     Billing inquiries;
     Other inquires;
     Outbound customer contacts for service promotions or surveys; and Operator and directory services.

Company may receive the following services:

     Preparation of the customer service plan or relevant sections; Development of requirements for the call center and operation support systems used by the call center staff;
     Physical planning of the call center facility;
     Preparation for resourcing and development of a training plan for a call center;
     Project management of planning, building and implementation; and Preparation of performance parameters.

2.3.3     OSS System Implementation Services

              OSS System Implementation Services will manage for Company all aspects of a system implementation project from specifications to project management to ensure that Company's business requirements are successfully met. Company may receive the following services:

     Project management;
     Coordination of all groups involved in the integrated delivery; Specification of changes, IT infrastructure and interface requirements; Producing the integrated project plan;
     Integration testing plans development;
     Verification testing;
     Overall interface design, including IT infrastructure;
     Interface specifications;
     System Change specifications;
     Project Plans;
     Test plans; and
     Verification test results.

2.3.4     Product and Service Implementation Support Services

              Product and Service Implementation Support Services will assist Company in designing and implementing business processes for developing and launching new products and services, and in planning and introducing a specific product and/or service. Company may also receive assistance in improving costs and increasing revenues for a current product of Company.

Designing and implementing Company's business process may include the following services:

     New product introduction processes including workflow diagrams, gating criteria, performance standards, job specific work instructions and other process documentation such as templates for product description requirements;
     Recommended assignment of specific new product introduction process responsibilities;
     Suggestions for an optimal organizational structure to maximize the benefits of the new product introduction process; and Support in implementing the new product.

Product and service implementation may include the following services:

     Product and service business processes and system requirements for acquisition, service, service assurance, billing and collections of specific product and service;
     A.   Development of  specific product and service training packages;
     B.   Product and process staff training; and
     C.   Preparation of marketing information.

2.3.5     Network Integration Services

              Network Integration Services will assist Company in fully integrating all components, sub-systems and systems into a complete network and certify that the network is complete. Company may receive the following services:

     Generic network test plan with a matrix that points to plans and procedures for testing the individual network elements. This plan includes the procedures necessary to test the interworking of the network elements and the overall system as a whole;
     Detailed network test and verification plans;
     Detailed network test procedures to allow execution of the network test plans;
     Detailed network test reports that validate the network through the results obtained from the execution of the network test plans;
     Network test audits certifying that the test results are satisfactory and that the network is ready for commercial launch;
     Punch-list, troubleshooting mechanics and confirmation that suppliers will take action to resolve problems;
     Audit report that compares the designed network to the installed network with all differences identified, explained and their impact estimated; Report providing recommendations, estimated costs, time for deployment and a cost benefit analysis to address differences considered as service effecting; and
     Certification of ready to launch status.

2.3.6     ADVANCED INTELLIGENT NETWORK ("AIN") SERVICE DEPLOYMENT ASSISTANCE

     Nortel may provide the following AIN Service Deployment Assistance:

     A written analysis of the target services network topology that may include:
        1)     Evaluation of customer identified routing schemas,
        2) Alternative routing schemas, if any are available, and/or Determination of whether all Intelligent Network ("IN") components are present and
               correctly positioned;
     A written document identifying the proper datafill for each Nortel IN component (DMS, Service Builder, NAV, SCE, etc.) for a single site; Identification of datafill for non-Nortel IN elements; and/or
     Development of a feature test plan.

2.3.7     ADVANCED INTELLIGENT NETWORK ("AIN")  DOCUMENTATION SUPPORT SERVICES

     Nortel may provide the following AIN Documentation Support Services:

     Clearly define and record the expected operation of the target service from both the end user perspective and the telco perspective;
     Identify the steps and the appropriate datafill to define and activate the service in the various network elements; and/or
     Develop a reference document for the customer.


2.4  OPERATIONS SUPPORT AND OUTSOURCING SERVICES

     The Operations Support and Outsourcing Services provided by Nortel include Business Process Improvement Services, Operations Planning Services, Operations Review Services, and OSS System Implementation Services.

2.4.1     BUSINESS PROCESS IMPROVEMENT SERVICES

              Business Process Improvement Services will assist Company in defining, developing and implementation of Company's business processes required to operate Company's business effectively and meet Company's customer expectations. Company also may receive assistance in customer acquisition, service delivery, billing and collections and service assurance. Company may receive the following services:

     Customized business process definition to meet Company's business plans; Comparing strategic business processes to major database entities; Process and procedure documentation;
     Guidelines for transition to the new process;
     Proposals for organizational changes required to support the process; and Practical support during the implementation period.

2.4.2     Operations Planning Services

              Operations Planning Services will provide Company with a draft of an operations plan that addresses operational problems and opportunities, and presents proposals for operational improvement. The operations plan may provide a framework for future evolution of Company's business, identification of immediate and long term opportunities to improve customer service, revenue earning capability and operating efficiency, and may include the following:

     New product planning, development and introduction;
     Network planning and network deployment;
     Customer acquisition including marketing, sales and order entry functions; Service delivery;
     Service assurance;
     Billing and collections;
     Network use, collection and management including record edit, validation and control;
     Operator services; and
     Carrier liaison.

2.4.3     OPERATIONS REVIEW SERVICES

          Operations Review Services will provide Company with a comprehensive review of current operational performance, identifies operational problems and identifies opportunities for improvement. Company will receive a detailed operations review report containing an assessment of the strengths and weaknesses of Company's business operations with specific recommendations for improvement, and an evaluation of Company's performance compared to Company's own objectives and standards and industry standards. Company may receive the following services:

     New product planning, development and introduction;
     Network planning and network deployment;
     Customer acquisition including marketing, sales and order entry functions; Service delivery;
     Service assurance;
     Billing and collections;
     Network usage collection and management including record edit, validation and controls;
     Operator services; and
     Carrier liaison.

2.4.4     OSS SYSTEM IMPLEMENTATION SERVICES

     OSS System Implementation Services will manage for Company all aspects of a system implementation project from specifications to project management to ensure that Company's business requirements are successfully met. Company may receive the following services:

     Project management;
     Coordination of all groups involved in the integrated delivery; Specification of changes, IT infrastructure and interface requirements; Producing the integrated project plan;
     Integration testing plans development;
     Verification testing;
     Overall interface design, including IT infrastructure;
     Interface specifications;
     System change specifications;
     Project plans;
     Test plans; and
     Verification test results.


2.5  OSS PLANNING AND DESIGN SERVICES

        The OSS Planning and Design Services provided by Nortel include OSS Information Planning Services, Information Systems Planning Services, Information Systems Architecture Services, OSS Solutions Design Services, OSS Vendor Evaluation Services, and OSS Performance Review Services.

2.5.1     OSS INFORMATION PLANNING SERVICES

              OSS Information Planning Services will assist Company in developing an OSS information system plan. Company may receive the following services:

     Define and validate Company's business problem by analyzing business, market and technology variables as well as the Company's tools and objectives;
     Develop and validate a set of architectural principles and rules to be used in creating the OSS strategic architecture and infrastructure;
     Define integration requirements between system components;
     Provide system implementation recommendations based upon business needs and technical merits;
     Define future organizational structure, skills and staffing needs; and Define testing, training and documentation strategies, goals and directives.

2.5.2     INFORMATION SYSTEMS PLANNING SERVICES

              Information Systems Planning Services will provide Company with an integrated and planned OSS system deployment, migration planning for ongoing launching of systems, system functionality and infrastructure, and future resource requirements for OSS management including, but not limited to, budget requirements, skills, staffing and capacity. Company may receive the following services:

     OSS System implementation selections;
     Integrated project plan for OSS including system introduction, migration and major functional enhancement;
     Interface definitions and testing;
     OSS standards for testing, documentation and training; and Resource plan.

2.5.3          INFORMATION SYSTEMS ARCHITECTURE SERVICES

              Information Systems Architecture Services will provide Company with an operational blueprint for Company's OSS system and the infrastructure upon which the OSS system will operate. This service ensures consistency and interoperability of components, reduces duplication of data and processes, sets the technical boundaries for the OSS and provides a framework for planning and development of systems and networks based upon the principles set forth in the Information Systems Plan described in Section 2.5.0.2 above. Company may receive the following services:

     Application architecture comparing business function with OSS function; Data architecture defining the data requirements and database of record;
        and
     IT architecture defining the infrastructure supporting and constructing systems.

2.5.4     OSS SOLUTION DESIGN SERVICES

              OSS Solution Design Services will assist Company in the development of an integrated project plan for Company's OSS, based upon Company's business requirements. Company may receive an integrated solution design document which outlines the recommended changes to Company's existing OSS system, functions of a new OSS and interface specifications between OSS systems. Company may receive the following services:

     Produce an integrated solution for OSS;
     Define the changes required to existing OSS and functional specification of new OSS to support business requirements;
     Define interface requirements for OSS;
     Identify dependencies, risk and sizing per each OSS; and Produce an integrated project plan.

2.5.5     OSS VENDOR EVALUATION SERVICES

              OSS Vendor Evaluation Services will assist Company in making decisions regarding the selection of an OSS platform and OSS application procurement in the event that Company is a new or growing operator. Company may receive the following services:

     Preparation of an request for purchase ("RFP") based upon Company's business and technical requirements for submission to a relevant vendor; Prepare vendor evaluation and selection criteria in consideration of
        Company's defined systems and business requirements;
     Assess vendor capability based upon financial stability, support, product functionality and technical competence;
     Assess technical platforms against compliance with industry standards and
        Company needs as stated in the RFP;
     Assess application functionality in comparison to Company's requirement model for each functional area; and
     Prepare a list of suitable vendors.

2.5.6     OSS PERFORMANCE REVIEW SERVICES

              OSS Performance Review Services will provide Company with a comprehensive assessment of Company's current OSS environment, performance and capacity for meeting Company's future requirements, and the identification and prioritizing of areas critical to future growth of Company's business. Company's OSS and business teams will participate in workshops in order to formulate accurate information regarding the flow of information and business process supported by each OSS application. The results will be used to compare the technical and functional fit of each current OSS application against Company's business requirements. A gap analysis is provided including recommendations for changes to current applications, options to purchase third party components and a migration plan for reaching the target.